EXHIBIT 99.1

Gladstone Investment Corporation Reports Financial Results for its Second Quarter Ended September 30, 2019

MCLEAN, Va., Nov. 04, 2019 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (NASDAQ: GAIN) (the “Company”) today announced earnings for its second quarter ended September 30, 2019. Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov or the investor relations section of the Company’s website at www.gladstoneinvestment.com.

Summary Information: (dollars in thousands, except per share data (unaudited)):

	September 30, 2019	June 30, 2019	Change	% Change
For the quarter ended:
Total investment income	$16,636	$17,310	$(674)	(3.9)%
Total expenses, net(A)	10,053	8,455	1,598	18.9
Net investment income(A)	6,583	8,855	(2,272)	(25.7)
Net realized gain	21,144	533	20,611	NM
Net depreciation	(16,723)	(3,342)	(13,381)	400.4
Net increase in net assets resulting from operations(A)	11,004	6,046	4,958	82.0
Net investment income per weighted-average common share(A)	0.20	0.27	(0.07)	(25.9)
Adjusted net investment income per weighted-average common share(B)	0.23	0.25	(0.02)	(8.0)
Net increase in net assets resulting from operations per weighted-average common share(A)	0.34	0.18	0.16	88.9
Cash distribution per common share from net investment income	0.16	0.20	(0.04)	(20.0)
Cash distribution per common share from realized gains(C)	0.07	0.09	(0.02)	(22.2)

Weighted-average yield on interest-bearing investments	15.0	13.1	1.9	14.5
Total dollars invested	$20,150	$51,230	$(31,080)	(60.7)
Total dollars repaid and collected from sales	46,985	41,480	5,505	13.3

As of:
Total investments, at fair value	$608,336	$631,186	$(22,850)	(3.6)%
Fair value, as a percent of cost	102.5%	105.2%	(2.7)%	(2.6)
Net assets	$406,830	$403,506	$3,324	0.8
Net asset value per common share	12.39	12.29	0.10	0.8
Number of portfolio companies	29	29	—	—

(A)	Inclusive of $0.9 million, or $0.03 per weighted-average common share, and $(0.5) million, or $(0.02) per weighted-average common share, of capital gains-based incentive fees accrued during the three months ended September 30, 2019, and reversed during the three months ended June 30, 2019, respectively. These fees were accrued or reversed in accordance with United States generally accepted accounting principles (“U.S. GAAP”), where such amounts were not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.
(B)	See Non-GAAP Financial Measure — Adjusted Net Investment Income below for a description of this non-GAAP measure and a reconciliation from Net investment income to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.
(C)	Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.

NM = Not Meaningful

Highlights for the Quarter:  During the quarter ended September 30, 2019, the following significant events occurred:

  Portfolio Activity:
    Invested $4.4 million through a combination of secured first lien debt and common equity into one new portfolio company;
    Invested $15.8 million in existing portfolio companies; and
    Exited one investment, which resulted in success fee income of $1.9 million, repayment of our debt investments of $13.3 million at par, and a net realized gain of $20.4 million.

  Distributions and Dividends:
    Paid the following monthly cash distributions to common stockholders and dividends to preferred stockholders for each of July, August, and September 2019:
      $0.068 per common share;
      $0.13020833 per share to holders of our 6.25% Series D Cumulative Term Preferred Stock (“Series D Term Preferred Stock”);
      $0.13281250 per share to holders of our 6.375% Series E Cumulative Term Preferred Stock (“Series E Term Preferred Stock”); and
    Paid a $0.03 per common share supplemental distribution in September 2019.

Second Quarter Results: Net investment income for the quarters ended September 30, 2019 and June 30, 2019 was $6.6 million, or $0.20 per weighted-average common share, and $8.9 million, or $0.27 per weighted-average common share, respectively. This decrease was primarily a result of an increase in total expenses, net of credits, and a slight decrease in total investment income quarter over quarter.

Total investment income during the quarters ended September 30, 2019 and June 30, 2019 was $16.6 million and $17.3 million, respectively. The slight quarter over quarter decrease was due to a $2.9 million decrease in other income, as the timing of dividend and success fee income can be variable, which more than offset the $2.3 million increase in interest income, which was primarily driven by the collection of past-due amounts upon the exit of one portfolio company.

Total expenses, net of credits, during the quarters ended September 30, 2019 and June 30, 2019, were $10.1 million and $8.5 million, respectively. The quarter over quarter increase was primarily due to a $0.8 million increase in other expenses, largely due to tax expense, and a $0.8 million decrease in credits to fees from the adviser. The $1.3 million decrease in the income-based incentive fee resulting from lower pre-incentive fee net investment income was offset by a $1.4 million increase in the capital gains-based incentive fee.

Net asset value per common share as of September 30, 2019 increased to $12.39, compared to $12.29 as of June 30, 2019. The quarter over quarter increase was primarily due to $21.1 million, or $0.65 per common share, of net realized gains on investments mostly resulting from the exit of one portfolio company, and $6.6 million, or $0.20 per common share, of net investment income, partially offset by $16.9 million, or $0.51 per common share, of net unrealized depreciation of investments and $7.7 million, or $0.23 per common share, of distributions paid to common shareholders.

Subsequent Events:  After September 30, 2019, the following significant events occurred:

  Significant investment activity:
    In October 2019, we exited our investment in B-Dry, LLC, with a fair value of $0 as of September 30, 2019, and recorded a realized loss of $14.7 million.

  Distributions and Dividends Declared: In October 2019, our Board of Directors declared the following monthly and supplemental cash distributions to common stockholders and monthly dividends to holders of our series of term preferred stock:
Record Date	Payment Date	Distribution per Common Share		Dividend per Share of Series D Term Preferred Stock	Dividend per Share of Series E Term Preferred Stock
October 22, 2019	October 31, 2019	$0.068		$0.13020833	$0.13281250
November 19, 2019	November 29, 2019	0.068		0.13020833	0.13281250
December 3, 2019	December 13, 2019	0.090	(A)	—	—
December 19, 2019	December 31, 2019	0.068		0.13020833	0.13281250
	Total for the Quarter:	$0.294		$0.39062499	$0.39843750

(A)	Represents a supplemental distribution to common stockholders.

Non-GAAP Financial Measure — Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with U.S. GAAP (“non-GAAP”). Adjusted net investment income represents net investment income, excluding capital gains-based incentive fees. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company’s investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation on investments for such year. However, under U.S. GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 – Related Party Transactions in our Quarterly Report on Form 10-Q for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fees, as net investment income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to Adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the quarter ended
	September 30, 2019		June 30, 2019
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment income	$6,583	$0.20	$8,855	$0.27
Capital gains-based incentive fee	858	0.03	(512)	(0.02)
Adjusted net investment income	$7,441	$0.23	$8,343	$0.25

Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with U.S. GAAP.

Conference Call:  The Company will hold its earnings release conference call on Tuesday, November 5, 2019, at 8:30 a.m. EST. Please call (855) 376-7516 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through November 12, 2019. To hear the replay, please dial (855) 859-2056 and use the playback conference number 8878206. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company’s website through January 5, 2020.

About Gladstone Investment Corporation:  Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Quarterly Report on Form 10-Q, filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the three months ended September 30, 2019, including the notes to the consolidated financial statements contained therein.

Source: Gladstone Investment Corporation

Investor Relations Inquiries: Please visit ir.gladstoneinvestment.com. or +1-703-287-5893.